Exhibit 3.269
OFFICE OF THE
PUBLIC REGULATION COMMISSION
CERTIFICATE OF COMPARISON
OF
PHC-LAS CRUCES, INC.
2433654
          The Public Regulation Commission certifies that the attached is a true and complete copy of the ****4**** page document(s) on file in this office.
     This Certification is in accordance with Section 53-18-4 NMSA 1978.
Dated: MARCH 22, 2011

In testimony whereof, the Public Regulation Commission of the state of New Mexico has caused this certificate to be signed by its chairman and the seal of said Commission to be affixed in the City of Santa Fe.

/s/ Annette Prada

Chairman

/s/ Patrick H. Lyons

Bureau Chief

OFFICE OF THE
PUBLIC REGULATION COMMISSION
CERTIFICATE OF INCORPORATION
OF
PHC-LAS CRUCES, INC.
2433654
     The Public Regulation Commission certifies that the Articles of Incorporation, duly signed and verified pursuant to the provisions of the
BUSINESS CORPORATION ACT
(53-11-1 to 53-18-12 NMSA 1978)
have been received by it & are found to conform to law.
     Accordingly, by virtue of the authority vested in it by law, the Public Regulation Commission issues this Certificate of Incorporation & attaches hereto, a duplicate of the Articles of Incorporation.
Dated: MARCH 8, 2004

In testimony whereof, the Public Regulation of the State of New Mexico has caused this certificate to be signed by its Chairman and the seal of said Commission to affixed at the City of Santa Fe.

/s/ Annette Prada

Chairman

/s/ Patrick H. Lyons

Bureau Chief

ARTICLES OF INCORPORATION
OF
PHC-LAS CRUCES, INC.
          The undersigned acting as incorporator to form a corporation pursuant to the Business Corporation Act of New Mexico (the “Act”), adopts the following Articles of Incorporation for such corporation:
          1. The name of the corporation is PHC-Las Cruces, Inc, (the “Corporation”).
          2. The purpose of the Corporation is (i) to own and/or operate hospitals and provide related healthcare services and (ii) to engage in any lawful business for which a corporation may be organized under the Act.
          3. The number of shares the Corporation is authorized to issue is One Thousand (1,000), all of which are a par value of $.01 dollars each and are of the same class and are to be Common shares.
          4. The name of the Corporation’s initial registered agent and the street address of the registered office is National Registered Agents, Inc., 433 Paseo De Peralta, Santa Fe, New Mexico 87501.
          5. The number constituting the initial board of directors is two and the names and addresses of the individuals who have consented to serve as the initial directors until their successors are elected and qualify are:

Martin S. Rash	105 Westwood Place, Suite 400 Brentwood, Tennessee 37027

Howard T. Wall	105 Westwood Place, Suite 400 Brentwood, Tennessee 37027.
          6. (a) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, unless (i) the director has breached or failed to perform the duties of the director’s office in compliance with Section 53-11- 35(B) of the Act and (2) the breach or failure to perform constitutes negligence, willful misconduct or recklessness in the case of a director who has either an ownership interest in the corporation receives in his capacity as a director or as an employee of the corporation compensation of more than two thousand dollars ($2,000.00) from the corporation in any calendar year
               (b) If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          7. (a) The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”). The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the full extent permitted by law, both as to action in his official capacity and as to action in another capacity while holding such office.
          8. The name and address of the incorporator is:

Name	Address
Howard T. Wall	105 Westwood Place, Suite 400
Brentwood, TN 37027.

/s/ Howard T. Wall
Howard T. Wall, Incorporator

Dated: January 30, 2004

STATEMENT OF ACCEPTANCE OF APPOINTMENT
BY DESIGNATED INITIAL REGISTERED AGENT
Stephanie Thomas W / I, National Registered Agents, Inc. hereby acknowledge the acceptance of appointment as Initial Registered Agent of PHC-Las Cruces, Inc.
the corporation which is named in the annexed Articles of Incorporation.

(Sign on this line if the registered agent named in the articles of incorporation is an individual. If this line is signed, the two lines below do not apply and must be left blank.)
(If the following lines are used, the signature line above does not apply and must be left blank.)
National Registered Agents, Inc.

(If the registered agent named in the Articles of Incorporation is a corporation, type or print the name of that corporation here.)

By	/s/ Stephanie Thomas
(An authorized officer of the corporation being appointed as registered agent must sign here)
Form DPR-STMNT
(revised 7/03)